SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant [    ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[   ]    Preliminary Proxy Statement

[   ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]    Definitive Proxy Statement

[   ]    Definitive Additional Materials

[X]    Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

AXA FINANCIAL, INC.

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Filed by AXA Financial, Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934.

Subject Company: The MONY Group, Inc.

Commission File No. 001-14603

The following is the text of a press release issued by AXA Financial, Inc. on January 8, 2004.

Date:	January 8, 2004

Contact:	Jeff Tolvin
(212) 314-2811
Jeffrey.tolvin@axa-financial.com

For Immediate Release

AXA FINANCIAL REAFFIRMS COMMITMENT TO MONY ACQUISITION

New York, N.Y.—AXA Financial, Inc. announced today that it is continuing to work vigorously to conclude its proposed merger with the MONY Group—notwithstanding the MONY Group’s receipt of several appraisal demands.

As indicated in MONY’s definitive proxy statement which is in the process of being mailed to shareholders, MONY Group has now received demands for appraisal from three shareholder groups purporting to own in the aggregate 11.5% of MONY’s outstanding common stock.

“Given the prior public statements of these shareholders, these demands come as no surprise,” stated Christopher “Kip” Condron, president and CEO, AXA Financial. “AXA Financial continues to believe that the price we are proposing to pay to MONY shareholders—$31 per share—represents full and fair value, and we are optimistic that the shareholders will approve the transaction.”

AXA Financial recently purchased from affiliates of Goldman, Sachs & Co. warrants to purchase more than 2.2 million shares of MONY—representing approximately 4.4% of MONY’s issued and outstanding shares—at an effective price (including the exercise price) of $30.80. These warrants represent an investment by AXA Financial of more than $68 million.

“We have dedicated significant resources to ensure the successful conclusion of this transaction, and an extensive integration planning effort is under way. I look forward to the dynamic combination of our two firms,” concluded Mr. Condron.

About AXA Financial

AXA Financial, Inc., with approximately $472.2 billion in assets under management as of September 30, 2003, is one of the world’s premier financial services organizations through its strong brands: The Equitable Life Assurance Society of the U.S., AXA Advisors, LLC, Alliance Capital Management, L.P., Sanford C. Bernstein & Co., and its premier wholesale distribution company, AXA Distributors, LLC. AXA Financial is a member of the global AXA Group, a worldwide leader in financial protection and wealth management.

Important Legal Information

The MONY Group Inc. (“MONY”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on January 8, 2004 regarding the proposed acquisition of MONY by AXA Financial. Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition carefully in its entirety, because it contains important information about the proposed transaction. MONY’s proxy statement is being sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain a free copy of the proxy statement, and other documents filed with, or furnished to, the SEC at the SEC’s web site at www.sec.gov. The proxy statement and other documents may also be obtained for free from MONY and AXA Financial by directing a written request to Shareholder Services, MONY, 1740 Broadway, New York, N.Y. 10019; Attn: John MacLane (jmaclane@mony.com.), or to AXA Financial, 1290 Avenue of the Americas, New York, N.Y. 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

Certain Information Concerning Participants: MONY, its directors, executive officers and certain members of management and employees may be soliciting proxies from MONY shareholders in favor of the approval of the transaction. Information regarding such officers and directors is included in MONY’s proxy statement for its 2003 Annual Meeting of shareholders filed with the SEC on May 2, 2003, and in MONY’s proxy statement filed with the SEC on January 8, 2004.

Forward Looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predictions of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties, including the risk that the proposed acquisition may not be consummated. The following factors, among others, could cause actual results to differ materially from those described herein or from past results: the failure of the MONY stockholders to approve the transaction; the risk that the AXA Financial and MONY businesses will not be integrated successfully; the costs related to the transaction; inability to obtain, or meet conditions imposed for, required governmental and regulatory approvals and consents; other economic, business, competitive and/or regulatory factors affecting AXA Financial’s and MONY’s businesses generally; and the risk of future catastrophic events including possible future terrorist related incidents.

Please refer to AXA Financial’s Annual Report on Form 10-K for the year end December 31, 2002 for a description of certain important factors, risks and uncertainties that may affect AXA’s business. AXA Financial does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise.

AXA Financial files reports and other information with the SEC. You may read and copy any reports and other information filed by the companies at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.

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